EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT made as of April 25, 2008 by and between CENTALE, INC./NEXXNOW, INC., a New York corporation with offices at 37 Hamburg Street, East Aurora, NY 14052 (the “Corporation”), and Sterling Shepperd, residing at 140 Olean Street, East Aurora, NY 14052 (“Shepperd”).

WHEREAS, the Company is engaged in the business of media rights acquisition and distribution, and Employee wishes to be employed as the Vice President of the Corporation.

NOW, THEREFORE, it is agreed:

1.       Title; Capacities.

(a)      The Corporation hereby employs Shepperd as Vice President and Member of the Board of Directors.  Shepperd shall perform executive functions as shall be assigned to him by the Corporation’s Board of Directors.

(b)      Shepperd agrees that he will devote substantially all of his business time, labor, skill, attention and best ability to the performance of his duties under this Agreement.   Shepperd agrees to abide by such reasonable rules, regulations, personnel practices and policies of the Corporation, and any changes therein, which may be reasonably adopted from time to time by the Corporation and delivered in writing to Shepperd.

2.        Compensation.

(a)      Salary.  The Corporation will pay Shepperd a salary at the rate of $5,500 per month at the discretion of the Board of Directors.  Salary shall be payable on the days when the salaries of other Corporation employees are paid.  In the event of non-payment company agrees to accrue balance in the form of a note payable to Shepperd.

(b)      Revenue Bonus.  On April 1st of 2009 and each year of the agreement thereafter Shepperd will be entitled to a bonus equal to 25-100% of his past year salary earned.  Amount of bonus to be determined by the Board of Directors and payable in cash or S-8 registered shares at the company’s option.

(c)      Benefits.   Shepperd shall be entitled to participate in such benefit programs as the Corporation makes available for executive employees in general.  Specifics at this point are:
(i)	Annual Vacation – 2 weeks per year

(d)      Reimbursement of Business Expenses.   Shepperd shall be entitled to reimbursement of all reasonable business expenses actually incurred by Shepperd in the discharge of Shepperd’s duties hereunder, including expenses for entertainment, travel, employee training and similar items, upon submission of the related invoice or other sufficient documentation.

4.       Term.

(a)      The “Term” of this Agreement and of Shepperd's employment hereunder shall commence on the date of the Agreement and shall terminate on April 30, 2010, unless earlier terminated pursuant to §4(b) hereunder.

(b)      Prior to April 30, 2010, Shepperd's employment hereunder may be terminated as follows:

(i)	by Shepperd, at will;

(ii)
by the Corporation for Cause. As used herein, the term “Cause” shall mean only the following:  (A) conviction during the Term of a crime involving moral turpitude, (B) material, willful or gross misconduct by  Shepperd in the performance of his duties hereunder, or (C) the failure by  Shepperd to perform or observe any substantial lawful obligation of such employment that is not remedied within fifteen (15) days after the receipt of written notice thereof from the Board of Directors (provided such neglect or failure is unrelated to disability),

(iii)
by the Corporation, upon the death or disability of  Shepperd.  “Disability” shall mean  Shepperd's inability to perform  Shepperd’s normal employment functions due to any medically determinable physical or mental disability, which can last or has lasted three months or is expected to result in death.

(c)      Termination of Shepperd’s employment, when permitted hereunder, may be effectuated by delivery of written notice to Shepperd, stating the grounds for termination.  Such notice shall be effective upon receipt.

(d)      The inability of Shepperd to perform or advance the company’s interests at a level established by the company’s Board of Directors.

5.       Covenant of Non-Competition.  In consideration of the undertakings by the Corporation herein, Shepperd covenants for the benefit of the Corporation and the shareholders thereof as follows:

(a)      The “Restricted Period” for purposes of this Covenant shall commence on the date of this Agreement and shall continue for a period ending on the date which is one year after the date on which Shepperd ceases to be employed by the Corporation.

(b)      During the Restricted Period  Shepperd shall not, directly or indirectly, as an employee, consultant or principal, through equity ownership or otherwise, for himself or for any other person, engage in, or assist any other person to engage in, any Competitive Activities.  For purposes hereof, “Competitive Activities” shall mean the following:

(i)	Providing products or services to any individual or entity that is competitive with the company’s offerings;

(ii)
Directly or indirectly soliciting, diverting, taking away or attempting to solicit, divert, or take away any business opportunities which became available to the Corporation or any of its subsidiaries or affiliated entities during the Term of this Agreement;

(iii)
Providing products or services to any individual or entity to whom the Corporation sold products or services or contracted to sell products or services during the last six months of  Shepperd’s employment with the Corporation; or

(iv)
Hiring, offering to hire, enticing away or in any manner persuading or attempting to persuade any person affiliated (as employee or as independent contractor) with the Corporation or any affiliate or subsidiary of the Corporation to discontinue his relationship with such company, or to become employed by any other entity.

6.       Inventions.  Any and all inventions, discoveries, developments and innovations conceived by Shepperd during the Term of this Agreement shall be the exclusive property of the Corporation; and Shepperd hereby assigns all right, title, and interest in the same to the Corporation.  Any and all inventions, discoveries, developments and innovations conceived by Shepperd prior to the term of this Agreement and utilized by him in rendering duties to the Corporation are hereby licensed to the Corporation for use in its operations and for an infinite duration.  This license may be assigned by the Corporation to a wholly-owned subsidiary of the Corporation.

7.       Assignment.  The Corporation and Shepperd acknowledge that the relationship established hereby is unique and personal and that neither the Corporation nor Shepperd may assign or delegate any of their respective rights and/or obligations hereunder without the prior written consent of the other party except as follows:

In the event of a future disposition of (or including) the properties and business of the Corporation substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Corporation shall be obligated to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation, and such acquiring or surviving corporation shall assume in writing all of the obligations of the Corporation hereunder; provided, however, that the Corporation (in the event and so long as it remains in business as an independent going enterprise) shall remain liable for the performance of its obligations hereunder in the event of an unjustified failure of the acquiring corporation to perform its obligations under this Agreement.

8.        Indemnification.  The Corporation shall indemnify Shepperd to the fullest extent authorized by the Business Corporation Law of the State of New York against claims or liability arising from his service on behalf of the Corporation.

9.       Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CENTALE, INC./NEXXNOW, INC.

By: /s/ Paul Riley
Paul Riley

/s/ Sterling Shepperd
Sterling Shepperd